RECAPITALIZATION AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION

         This Recapitalization Agreement (the "Agreement") is made as of July 8, 1999 between Mortgage.com, Inc., a Florida corporation (the "Company"), formerly known as First Mortgage Network, Inc., and Mason-McDuffie Real Estate, Inc., a California corporation ("MMRE").

                               FACTUAL BACKGROUND

         A. MMRE owns 1,000 shares of the Company's Special Preferred Stock (Northern California Division) (the "Preferred Stock"), which represents all the issued and outstanding shares of that series of the Company's preferred stock.

         B. The parties have determined for purposes of the proposed recapitalization that the Northern California Division has a value of approximately $10,200.00.

         C. All accrued dividends on the Preferred Stock have been paid and all dividends prorated to the date of the recapitalization shall be paid prior thereto.

         D. MMRE and the Company desire to enter into a recapitalization transaction, pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, pursuant to which MMRE shall surrender the Preferred Stock to the Company in exchange for $2,040,000 of Common Stock, on the terms and subject to the conditions set forth in this Agreement. The Company desires to simplify its capital structure in order to facilitate an initial public offering or other transaction.

                             Plan of Reorganization
                             ----------------------

         This plan of reorganization shall be a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. In the event of an Initial Public Offering or Sale Transaction that is consummated on or before November 1, 1999, the Company shall recapitalize by exchanging the Preferred Stock for certain Common Stock.

         NOW THEREFORE, in order to consummate the foregoing plan of reorganization and in consideration of the mutual benefits to be derived therefrom and the mutual benefits hereunder contained, the Company and MMRE approve and adopt this plan of reorganization and agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

         1.1 "Business Day" shall mean a day on which the New York Stock Exchange is open for trading.


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         1.2 "Common Stock" means the common stock, par value $0.01 per share, of the Company.

         1.3 "Initial Public Offering" means an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of Common Stock, which results in the Common Stock being traded on a national securities exchange, on NASDAQ or on a comparable system.

         1.4 "Offering Price" means that price per share at which Common Stock is sold to the public in the Initial Public Offering.

         1.5 "Sale Transaction" means (i) any sale of all or substantially all of the assets of the Company or (ii) any merger, consolidation, share exchange, or other business combination or transaction involving the Company with or into another person or sale of all or substantially all of the assets of the Company that results in the shareholders of the Company, immediately prior to such transaction or series of transactions, owning less than 50% of the outstanding Common Stock of the Company or the common stock of its successor, immediately following consummation of the transaction or series of transactions, provided that pursuant to the Sale Transaction, the holders of Common Stock shall receive cash or shares of a publicly-traded company in connection with the transaction.

         2. Recapitalization Upon Initial Public Offering or Sale Transaction. In the event the Company consummates an Initial Public Offering or a Sale Transaction on or before November 1, 1999, the Preferred Stock shall be exchanged for Common Stock as set forth below:

         2.1 Initial Public Offering. In the event the Company shall consummate an Initial Public Offering on or before November 1, 1999, MMRE shall exchange, and shall be deemed automatically to have effected the exchange of the Preferred Stock for Common Stock, effective as of the close of business on the Business Day immediately prior to the day on which the closing with respect to the Initial Public Offering is held, and such date is referred to herein as the "IPO Recapitalization Date." On the IPO Recapitalization Date, MMRE shall deliver to the Company the stock certificates representing the Preferred Stock together with such assignments, stock powers and other instruments as the Company may reasonably request in order to evidence and facilitate the transfer of the Preferred Stock to the Company free and clear of all liens and encumbrances, and the Company shall issue to MMRE in exchange, Two Million, Forty Thousand Dollars ($2,040,000) of Common Stock, valued at the Offering Price.

         2.2 Sale Transaction. In the event the Company shall consummate a Sale Transaction on or before November 1, 1999, MMRE shall exchange, and shall be deemed automatically to have effected the exchange of the Preferred Stock for Common Stock effective as of the close of business on the Business Day immediately prior to the


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     day on which the closing with respect to the Sale Transaction is held, and such date is referred to as the "Sale Recapitalization Date" (the "IPO Recapitalization Date" and the Sale Recapitalization Date are both referred to as a "Recapitalization Date"). On the Sale Recapitalization Date, MMRE shall deliver to the Company the stock certificates representing the Preferred Stock together with such assignments, stock powers and other instruments as the Company may reasonably request in order to evidence and facilitate the transfer of the Preferred Stock to the Company free and clear of all liens and encumbrances, and the Company shall issue to MMRE in exchange, Two Million, Forty Thousand Dollars ($2,040,000) of Common Stock, valued at the price (or value) per share which the holders of the outstanding Common Stock of the Company shall receive in the Sale Transaction. For example, if the Sale Transaction is a merger in which the Company's shareholders shall receive $20 per share in exchange for their Common Stock, MMRE would receive 102,000 shares of Common Stock in exchange for the Preferred Stock.

                  In the event the Company's shareholders shall receive shares in another publicly traded company as a result of the Sale Transaction, the Company's Common Stock shall be valued based on the value of the public company's shares being received for each share of Common Stock. If the conversion ratio of the Company's Common Stock to the public company's shares is fixed in advance in the merger agreement (rather than being based on the trading price of the public company's shares at or near the time of closing), the parties agree the value of the public company's shares shall be calculated as the average of the last reported sales prices of the public company's shares on the principal exchange upon which the shares trade for each of the last five Business Days immediately preceding the Sale Recapitalization Date. For example, if pursuant to the terms of the Merger Agreement, each share of Common Stock is converted into two shares of PubCo, and the average closing sale price of PubCo stock on its principal exchange for the five Business Days immediately preceding the Sale Recapitalization Date was $50 per share, then the Common Stock would be valued at $100 per share and MMRE would receive 20,400 Shares of Common Stock in exchange for the Preferred Stock.

             In the event of a Sale Transaction, the Common Stock received by MMRE in exchange for the Preferred Stock shall be entitled to the same consideration and treatment pro rata as the other outstanding Common Stock.

             2.3 No Fractional Shares On or as soon as practical after the Recapitalization Date, the Company shall issue and deliver to MMRE, a certificate or certificates for the number of full shares of Common Stock to which MMRE is entitled and a check or cash with respect to any fractional interest in a share of Common Stock. The stock certificate shall not contain any restrictive legends except for such legend as counsel for the Company deems customary and appropriate to indicate the shares have not been registered and cannot be sold except in compliance with exceptions under the appropriate securities laws, to the extent applicable.


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

             2.4 Effect of Recapitalization. On the Recapitalization Date, all the Preferred Shares (i) shall be deemed to have been converted into Common Shares as provided above, (ii) no longer shall be deemed to be outstanding,
     (iii) no longer shall accrue dividends (except that dividends shall be due and paid, on a pro rata basis, to the time of the recapitalization), and
     (iv) no longer shall have any voting or other rights (except only the right of MMRE to receive Common Shares upon conversion and cash in lieu of fractional interests as provided herein). On the Recapitalization Date, MMRE shall have no further rights with respect to the Company's "Northern California Division" and the Amended and Restated Operating Agreement for the Northern California Division dated as of July 1, 1998 shall be terminated and the Trademark License Agreement between MMRE and the Company shall be terminated.

             2.5 Cooperation to Facilitate Recapitalization. The Company and MMRE shall act reasonably, cooperatively and in good faith to accomplish the foregoing recapitalization and to facilitate the orderly closing of the Initial Public Offering or Sale Transaction, as relevant, including without limitation, (i) the Company providing reasonable advance notice to MMRE of a proposed Initial Public Offering or Sale Transaction, (ii) the parties executing appropriate additional documents and instruments and taking such additional actions as may be reasonably requested to consummate more effectively the recapitalization and related transactions, (iii) the parties scheduling and conducting a closing of the recapitalization "in escrow" prior to the actual Recapitalization Date, so as to avoid delaying or inconveniencing consummation of the Initial Public Offering or Sale Transaction, and (iv) in the event of an Initial Public Offering, MMRE shall execute a customary "lock-up" agreement as may be reasonably requested by the Company's underwriter, provided that the terms of the "lockup" agreement shall not be more burdensome than the agreements signed by the Company's Chief Executive Officer and the Company's primary venture capital fund shareholders and the term of such "lock-up" shall not exceed three months.

             2.6 Termination. In the event the Company fails to consummate an Initial Public Offering or Sale Transaction on or before November 1, 1999, this Agreement shall terminate.

         3. Representations and Warranties of MMRE. MMRE makes the following representations and warranties to the Company, each of which is true and correct on the date hereof, shall be true and correct as of the Recapitalization Date and shall survive the closing of the transactions contemplated herein:

             3.1 Title to Shares. MMRE has good and marketable title to the Preferred Stock, free and clear of all liens, restrictions and encumbrances including, without limitation, voting trusts or proxies and there are no restrictions regarding ownership or transfer of the Preferred Stock which affect MMRE's ability to consummate the reorganization and other transactions contemplated herein, provided that MMRE's Preferred Stock may be subject to a lien in favor of its lender, which lien shall be released upon the Recapitalization Date.


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


             3.2 Authority; No Violation. MMRE has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by MMRE and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of MMRE, enforceable against MMRE in accordance with its terms.

         4. Representations and Warranties of Company. Company makes the following representations and warranties to MMRE, each of which is true and correct on the date hereof, shall be true and correct as of the Recapitalization Date and shall survive the closing of the transactions contemplated herein:

             4.1 Authority; No Violation. The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by the Company and, assuming this Agreement constitutes a valid and binding obligation of MMRE, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

             4.2 Common Shares. The Common Shares to be issued to MMRE pursuant to this Agreement, will be when issued, duly authorized, validly issued, fully paid and nonassessable and shall be free and clear of liens and encumbrances.

         5. Specific Performance. The parties hereby declare and agree that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure by any party to perform any of the obligations set forth in this Agreement. Therefore, any party hereto may institute any action or proceeding for specific performance of this Agreement and any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law.

         6. Binding Effect. This Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the parties hereto, including any person receiving any Preferred Stock from MMRE.

         7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

         8. Survival of Other Agreements. The parties agree that except to the extent expressly in conflict with this Agreement, all other agreements between the parties shall remain in full force and effect. During the term of this Agreement, the provisions in this Agreement shall expressly control over any other conversion rights or similar privileges relating to the Preferred Stock, including, without limitation, such rights contained in the Company's Articles of Incorporation.


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

         9. Effect and Interpretation. This Agreement will be governed, construed and enforced in accordance with the laws of the State of Florida without regard to conflict of law principles hereunder. Titles contained in this Agreement have been inserted for convenience and in no way define, limit or extend the scope intended in any provision of this Agreement. This Agreement will be interpreted without regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted.

         10. Amendment. This Agreement may be amended only by written agreement signed by the party against whom enforcement is sought.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                           MORTGAGE.COM, INC.


                                           By:
                                              ---------------------------------
                                               Seth S. Werner, President and
                                                  Chief Executive Officer
                                                        "Company"


                                           MASON-McDUFFIE REAL ESTATE, INC.


                                           By:
                                              ---------------------------------
                                               A. David Cobo, President
                                                        "MMRE"



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